Apartment Investment and Management Company
Sets Ratio for Reverse Stock Split

DENVER, CO, February 13, 2019 -- Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) today announced that a committee of its Board of Directors has established 1-for-1.03119 as the ratio for the previously-announced reverse stock split of its outstanding shares of common stock.

The reverse stock split will become effective at 5:00 pm Eastern Time on February 20, 2019, and Aimco's common stock will begin trading on a split-adjusted basis on the New York Stock Exchange ("NYSE") as of the opening of trading on February 21, 2019, under Aimco's existing symbol “AIV.” Aimco's common stock has been assigned a new CUSIP number of 03748R754 in connection with the reverse stock split.

When the reverse stock split becomes effective, every 1.03119 of the Company's issued and outstanding shares of common stock will be combined into one share, without any change to the par value per share. No fractional shares will be issued in connection with the reverse stock split. Stockholders who would otherwise hold a fraction of a share will receive a cash payment in lieu thereof at a price equal to that fraction of a share to which the stockholder would otherwise be entitled, multiplied by the closing price of Aimco's common stock on the NYSE on February 19, 2019.

The purpose of the reverse stock split is to neutralize the dilutive impact of the stock to be issued in the special dividend that was announced on February 4, 2019. Aimco's Board of Directors declared a special dividend on the common stock that consists of $67.1 million in cash and 4.5 million shares of common stock, and gives stockholders the opportunity to elect to receive the special dividend in the form of all cash or all stock, subject to proration if either option is oversubscribed. The special dividend will be payable on March 22, 2019, to stockholders of record as of February 22, 2019. Total shares of Aimco common stock outstanding following completion of both the special dividend and the reverse stock split are expected to be unchanged from the total shares outstanding immediately prior to the two transactions, although some stockholders may have more shares and some may have fewer based on their individual dividend elections. The reverse stock split will ensure comparability of Aimco per share results before and after these transactions.

The Company has retained its transfer agent, Computershare, Inc. ("Computershare"), to act as its exchange agent for the reverse stock split. Computershare will manage the exchange of pre-split shares for post-split shares. Stockholders of record as of the close of business on February 20, 2019, will receive a letter of transmittal providing instructions for the exchange of their shares. Brokers, banks and other nominees will be instructed to effect the reverse stock split for their beneficial holders who hold shares of Aimco common stock in street name. However, these brokers, banks and other nominees may have different procedures for processing the reverse stock split and making payment for fractional shares than those procedures that apply to registered stockholders. Stockholders who hold shares of Aimco common stock with a broker, bank or other nominee and who have any questions in this regard are encouraged to contact their brokers, banks or other nominees. For further information, stockholders and securities brokers should contact Computershare by telephone at 1-800-546-5141.

About Aimco

Aimco is a real estate investment trust focused on the ownership and management of quality apartment communities located in select markets in the United States. Aimco is one of the country’s largest owners and operators of apartments, with ownership interests in 132 communities in 17 states and the District of Columbia. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV, and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.

Contact:
Aimco Investor Relations
(303) 793-4661
Investor@aimco.com